Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Nordic American Offshore Ltd.:

We consent to the use of our report dated May 15, 2019, with respect to the consolidated balance sheets of Nordic American Offshore Ltd. and subsidiaries (the Company) as of December 31, 2018 and 2017 and the related consolidated statements of operations and comprehensive (loss) income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, incorporated by reference herein and to the reference to our firm under the heading "Experts" in the prospectus.
Our audit report dated May 15, 2019 contains an explanatory paragraph that states that the Company has recurring losses from operations and is required to raise additional capital in order to refinance its Initial Credit Facility, which raises substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG AS

Oslo, Norway
May 28, 2019